Exhibit 5.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $[ ]	Issue Date: November [ ], 2009

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, INTELLECT NEUROSCIENCES, INC., a Delaware corporation (hereinafter called “Borrower”), hereby promises to pay to the order of [Name and Address] (the “Holder”), without demand, the sum of [  ] Dollars ($XX) (“Principal Amount”), with interest accruing thereon, on February [  ], 2010 (the “Maturity Date”), if not sooner paid.

This Note has been issued by the Borrower to the Holder simultaneously with the Borrower’s issuing to another holder (the “Other Holder”) a convertible promissory note (the “Other Note”), dated of even date herewith substantially identical to this Note except for the principal amount of the Other Note. The following terms shall apply to this Note:

ARTICLE I
GENERAL PROVISIONS

1.1           Interest Rate.  Interest payable on this Note shall accrue at the annual rate of fourteen percent (14%) from the Issue Date through the Maturity Date.  Interest shall be payable quarterly in arrears on the last day of each calendar quarter commencing December 31, 2009, and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

1.2           Payment Grace Period.  The Borrower shall not have any grace period to pay any monetary amounts due under this Note.  After the Maturity Date and during the pendency of an Event of Default (as described in Article III), a default interest rate of eighteen percent (18%) per annum shall be in effect.

1.3           Conversion Privileges.  The Conversion Rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.  This Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof.

1.4           Presentment.  The Holder may, at any time, present this Note or any sum payable hereunder to the Borrower in satisfaction of any sum due or payable by the Holder to Borrower for any reason whatsoever including but not limited to the payment for securities subscriptions.

ARTICLE II
CONVERSION RIGHTS

The Holder shall have the right to convert the principal and any interest due under this Note into Shares of the Borrower's Common Stock, $0.001 par value per share (“Common Stock”) as set forth below.

2.1.          Conversion into the Borrower's Common Stock.

 (a)          The Holder shall have the right from and after the Issue Date and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued interest, at the election of the Holder (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the Issue Date, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified (“Conversion Shares”), at the conversion price as defined in Section 2.1(b) below.  Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the Conversion Price.  Holder will give notice of its decision to exercise its right to convert its Note, interest, or part thereof by telecopying or otherwise delivering a completed Notice of Conversion to the Borrower via confirmed telecopier transmission or otherwise pursuant to Section 6.2 of this Note.  Holder will not be required to surrender the Note until the Note has been fully converted or satisfied.  In the event the Conversion Shares are electronically transferable, then delivery of the Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Holder.  A Note representing the balance of the Note not so converted will be provided by the Borrower to Holder if requested by Holder, provided Holder delivers the original Note to the Borrower.

 (b)          Subject to adjustment as provided in Section 2.1(c) hereof, the conversion price (“Conversion Price”) per share shall be $1.75.

 (c)          The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.          Merger, Sale of Assets, etc.  If (A) the Borrower effects any merger or  consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower, or (F) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental  Transaction”), this Note, as to the unpaid principal portion thereof and accrued interest thereon, if any, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

B.           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.           Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.  Upon the occurrence of a Fundamental Transaction, then in addition to the Holder’s rights described in Section 2.1(c)(A) until twenty (20) business days after the Borrower notifies the Holder of the occurrence of the Fundamental Transaction, the Holder may elect to accelerate the Maturity Date as of the date of the Fundamental Transaction and receive as payment for the then outstanding Principal Amount, and at the Holder’s election any other amount owed to the Holder pursuant to the Transaction Documents, an amount equal to the Black-Scholes Value of the Note as calculated by Bloomberg L.P., and if elected, such other amounts.

D.           Share Issuance.  So long as this Note is outstanding, if the Borrower shall issue any Common Stock, prior to the complete conversion or payment of this Note, for a consideration per share that is less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Borrower for no consideration will be deemed issuable or to have been issued for $0.001 per share of Common Stock

(d)          When ever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly but not later than the third day after the effectiveness of the adjustment, mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.  Failure to timely provide the foregoing notice is an Event of Default under this Note.

(e)           For so long as this Note is outstanding, Borrower will reserve from its authorized and unissued Common Stock not less than an amount of Common Stock equal to 150% of the amount of shares of Common Stock issuable upon the full conversion of this Note.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

(f)           The Borrower understands that a delay in the delivery of the Conversion Shares in the form required pursuant to Section 2.1(a) hereof later than the Delivery Date could result in economic loss to the Holder.  As compensation to Holder for such loss, the Borrower agrees to pay (as liquidated damages and not as a penalty) to Holder for late issuance of Conversion Shares in the form required pursuant to Section 2.1(a) hereof upon Conversion of the Note, the amount of $100 per business day after the Delivery Date for each $10,000 of Note principal amount and interest (and proportionately for other amounts) being converted of the corresponding Conversion Shares which are not timely delivered.  The Borrower shall pay any payments incurred under this Section 2.1(f) upon demand.  Furthermore, in addition to any other remedies which may be available to the Holders, in the event that the Borrower fails for any reason to effect delivery of the Conversion Shares within seven (7) business days after the Delivery Date, the relevant Holder will be entitled to revoke all or part of the Notice of Conversion by delivery of a notice to such effect to the Borrower whereupon the Borrower and Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the damages payable in connection with the Borrower’s default shall be payable through the date notice of revocation or rescission is given to the Borrower.

2.2           Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof.  Upon the conversion of this Note or part thereof, the Borrower shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, to assure that the Borrower's transfer agent shall issue stock certificates in the name of a Holder (or its permitted nominee) or such other persons as designated by Holder and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion.  The Borrower warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Borrower's Common Stock and that the certificates representing such shares shall contain no legend other than a customary Securities Act of 1933 legend, if applicable.  If and when the Holder sells the Conversion Shares, assuming (i) a registration statement including such Conversion Shares for registration has been filed with the Commission, is effective and the prospectus, as supplemented or amended, contained therein is current and (ii) Holder or its agent confirms in writing to the transfer agent that Holder has complied with the prospectus delivery requirements, the Borrower will reissue the Conversion Shares without restrictive legend and the Conversion Shares will be free-trading, and freely transferable.  In the event that the Conversion Shares are sold in a manner that complies with an exemption from registration, the Borrower will promptly instruct its counsel to issue to the transfer agent an opinion permitting removal of the legend indefinitely if such sale is pursuant to Rule 144(b)(1)(i) promulgated under the 1933 Act, provided that Holder delivers reasonably requested representations in support of such opinion.

2.3.          Maximum Conversion.  The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate conversions of 4.99%.  The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder.  The Holder may waive the conversion limitation described in this Section 2.3, in whole or in part, upon and effective after 61 days prior written notice to the Borrower to increase such percentage to up to 9.99%.

2.4.          Mandatory Redemption at Holder’s Election.  In the event (i) the Borrower is prohibited from issuing Conversion Shares, (ii) upon the occurrence of any other Event of Default, that continues for more than thirty (30) business days, (iii) a Change in Control (as defined below), or (iv) of the liquidation, dissolution or winding up of the Borrower or any Material Subsidiary (For purposes of this Note, “Material Subsidiary” means, with respect to any entity at any date from the Issue Date until this Note is fully paid, any direct or indirect corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity  of which (A) more than 30% of (i) the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by Borrower, or (B) is under the actual control of the Borrower.), then at the Holder's election, the Borrower must pay to Holder not later than ten (10) business days after request by Holder, a sum of money determined by multiplying up to the outstanding principal amount of the Note designated by Holder by 115%, plus accrued but unpaid interest and any other amounts due under this Note (“Mandatory Redemption Payment”). The Mandatory Redemption Payment must be received by Holder on the same date as the Conversion Shares otherwise deliverable or within ten (10) business days after request, whichever is sooner (“Mandatory Redemption Payment Date”).  Upon receipt of the Mandatory Redemption Payment, the corresponding Note principal, interest and other amounts will be deemed paid and no longer outstanding.  The Holder may rescind the election to receive a Mandatory Redemption Payment at any time until such payment is actually received.  For purposes of this Section 2.4, “Change in Control” shall mean (i) the Borrower  becoming a subsidiary of another entity (other than a corporation formed by the Borrower for purposes of reincorporation in another U.S. jurisdiction), (ii) the sale, lease or transfer of substantially all the assets of the Borrower or its Subsidiaries taken as a whole, or (iii) a majority of the members of the Borrower’s board of directors as of the Issue Date no longer serving as directors of the Borrower, except as a result of natural causes.

2.5.          Injunction Posting of Bond.  In the event a Holder shall elect to convert this Note or part thereof, the Borrower may not refuse conversion based on any claim that Holder or any one associated or affiliated with Holder has been engaged in any violation of law, or for any other reason, unless, a final non-appealable injunction from a court made on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained by the Borrower and the Borrower has posted a surety bond for the benefit of Holder in the amount of 120% of the outstanding principal and accrued but unpaid interest of the Note, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to Holder to the extent the judgment or decision is in Holder’s favor; provided, however, that, notwithstanding the provisions of this Section 2.5, the Borrower shall be permitted to refuse conversion in accordance with, and during the pendency of, any temporary restraining order forbidding such conversion issued by a court of competent jurisdiction which temporary restraining order was not obtained or supported by the Borrower or any affiliate of the Borrower.

2.6.          Buy-In.  In addition to any other rights available to Holder, if the Borrower fails to deliver to Holder the Conversion Shares by the Delivery Date and if after the Delivery Date Holder or a broker on Holder’s behalf purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a bona fide arms-length sale by Holder to a purchaser not affiliated with Holder of the Common Stock which Holder was entitled to receive upon such conversion (a “Buy-In”), then the Borrower shall pay to Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion request was not timely honored together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Note principal and/or interest, the Borrower shall be required to pay Holder $1,000 plus interest.  Holder shall provide the Borrower written notice and evidence reasonably satisfactory to the Borrower indicating the amounts payable to Holder in respect of the Buy-In.

2.7.          144 Default.  At any time commencing six months after the Issue Date, in the event the Holder is not permitted to sell any of the Conversion Shares without any restrictive legend or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to Holder of Rule 144(b)(1)(i) under the 1933 Act or any successor rule and provided that the Holder is not at the time of such sale, and has not been at any time during the 90 days preceding such sale, an “affiliate” of the Borrower as such term is defined under such Rule 144 (a “144 Default”), for any reason including but not limited to failure by the Borrower to file quarterly, annual or any other filings required to be made by the Borrower by the required filing dates, or the Borrower’s failure to make information publicly available which would allow Holder’s reliance on Rule 144 in connection with sales of Conversion Shares, except due to a change in current applicable securities laws, then the Borrower shall pay Holder as liquidated damages and not as a penalty for each thirty days (or such lesser pro-rata amount for any period less than thirty days) an amount equal to two percent (2%) of the then outstanding principal amount of this Note.  Liquidated Damages shall not be payable pursuant to this Section 2.7 in connection with Conversion Shares for such times as such Conversion Shares may be sold by the holder thereof without any legend or volume or other restrictions pursuant to Section 144(b)(1)(i) of the 1933 Act or pursuant to an effective registration statement.

ARTICLE III
PREPAYMENT

3.1.          Redemption.  This Note may not be prepaid, redeemed or called without the consent of the Holder.

ARTICLE IV
EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

4.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due.

4.2           Breach of Covenant.  The Borrower or any Subsidiary breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to the Borrower from the Holder.

4.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Issue Date.

4.4           Liquidation.  Any dissolution, liquidation or winding up of Borrower or any Material Subsidiary or any substantial portion of their business taken as a whole.

4.5           Cessation of Operations.  Any cessation of operations by Borrower or any Material Subsidiary.

4.6           Maintenance of Assets.  The failure by Borrower or any Subsidiary to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

4.7           Receiver or Trustee.  The Borrower or any Material Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.8           Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any Subsidiary or any of its property or other assets for more than $250,000, unless stayed vacated or satisfied within thirty (30) days.

4.9           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary.

4.10         Delisting.  Delisting of the Common Stock from the OTC Bulletin Board (the “Principal Market”); failure to comply with the requirements for continued listing on a Principal Market for a period of five (5) consecutive trading days; or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued listing on such Principal Market.

4.11         Non-Payment.  A default by the Borrower or any Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty days after the due date, unless the Borrower or such Subsidiary is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the contested amount; provided, however, that the continuation of a default that first occurred prior to the Issue Date shall not constitute an Event of Default under this Note.

4.12         Stop Trade.  An Securities and Exchange Commission (“SEC”) or judicial stop trade order or Principal Market trading suspension that lasts for five or more consecutive trading days.

4.13         Failure to Deliver Common Stock or Replacement Note.  Borrower's failures to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note or, if required, a replacement Note.

4.14         Reservation Default.  Failure by the Borrower to have reserved for issuance upon conversion of this Note sufficient shares as required by Section 2.1(e) of this note.

4.15         Financial Statement Restatement.  The restatement after the date hereof of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect

4.16         Reverse Splits.  The Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder; provided, however, that effectuation of a reverse split of the Common Stock in the range of 1:15 to 1:50, which was approved by the Board of Directors of the Borrower prior to the Issue Date, shall not constitute an Event of Default under this Note.

4.17         Executive Officers Breach of Duties.  Any of Borrower’s named executive officers or directors is convicted of a violation of securities laws, or a settlement in excess of $250,000 is reached by any such officer or director relating to a violation of securities laws, breach of fiduciary duties or self-dealing.

4.18         Notification Failure.  A failure by Borrower to notify Holder of anything which Borrower is obligated to notify Holder of pursuant to the terms of this Note.

4.19         Cross Default.  A default, that occurs subsequent to the Issue Date, by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period.  The foregoing prospective limitation of an Event of Default under this section 4.19 to prospective occurrences shall not apply to any other Event of Default under this Note.

4.20         Required Reports Restatement.  The restatement after the date hereof of any report, including but not limited to form a 10-K, 10-Q or 8-K, filed by the Borrower with the SEC for any date or period from one year prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated report, have constituted a Material Adverse Effect.  For purposes of this Note, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, prospects, properties or business of the Borrower and its Subsidiaries taken as a whole.

4.21         Other Note Default.  The occurrence of an event of default under the Other Note.

ARTICLE V
CONVERSION OF THE SERIES B PREFERRED SHARES

5.1           Shareholder Letter.  Borrower agrees to promptly use its best efforts to obtain the consent of the holders of Borrower's Common Stock for the proposals set forth in the letter to shareholders substantially in the form annexed hereto as Exhibit B (the “Shareholder Letter”).  Borrower will promptly prepare, file and distribute all necessary filings and notices with the SEC, other governmental bodies, holders of Borrower's Common Stock and Series B Preferred Stock and others whose consent, approval or notification is required to effectuate the proposals in the Shareholder Letter.

5.2           Series B Consent.  Provided Proposal 1 of the Shareholder Letter is adopted by the Borrower’s shareholder, in the event Borrower, Holder and/or any other person obtains the consent of holders of not less than eighty percent (80%) of the outstanding Series B Preferred Stock to convert such holders’ Series B Preferred Stock as set forth in Exhibit C, then Borrower agrees that it will promptly effectuate such conversion of the Series B Preferred Stock.  In order to effectuate the terms of this Section 5.2 the Borrower will promptly deliver to all the holders of Series B Preferred Stock a letter substantially in the form attached hereto as Exhibit C.

5.3           Article V Default.  A default by Borrower under this Article V shall be an Event of Default under this Note and shall also permit Holder at the Holder’s election, to convert all or a part of this Note and all or a part of any Series B Preferred Stock held by Holder at a conversion rate of $0.08 per share of Common Stock, subject to adjustment in the same manner as described in Section 2.1(c) of this Note.

5.4           Enforcement.  The provision of this Article V are for the benefit of the Holder as a holder of the Borrower’s Series B Preferred, will survive the full satisfaction of this Note and are enforceable by Holder.

ARTICLE VI
MISCELLANEOUS

6.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Intellect Neurosciences, Inc., 7 West 18th Street New York, NY 10011, Attn: Elliot Maza, CEO, facsimile: (212) 448-9600, with a copy to: Trachtenberg, Rodes & Friedberg LLP, 545 Fifth Avenue, Suite 620, New York, NY 10017, Attn: David Trachtenberg, Esq., facsimile: (212) 972-7581; and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note, with a copy by fax only to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, facsimile: (212) 697-3575.

6.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Holder is permitted to assign this Note at it sole discretion.  The Borrower may not assign its obligations under this Note.

6.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

6.6           Holder’s Attorney’s Fees.  The Borrower shall pay upon the execution of this Note $5,000, to Grushko & Mittman, P.C., for its work in representing the Holder and the Other Holder pertaining to the issuance of Note.

6.7           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

6.8           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.9           Non-Business Days.  Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

6.10         Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the [  ]th  day of November, 2009.

INTELLECT NEUROSCIENCES, INC.

By:
Name:
Title:

WITNESS:

Exhibit A

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by INTELLECT NEUROSCIENCES, INC. on November ___, 2009 into Shares of Common Stock of INTELLECT NEUROSCIENCES, INC. (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:______________________________________________________________________________

Conversion Price:________________________________________________________________________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than 5% of the outstanding Common Stock of INTELLECT NEUROSCIENCES, INC.

Shares To Be Delivered:___________________________________________________________________________

Signature:______________________________________________________________________________________

Print Name:_____________________________________________________________________________________

Address:_______________________________________________________________________________________

   ______________________________________________________________________________________

Exhibit B

Shareholder Letter

Exhibit C
Letter to Holders of Series B Preferred Stock